Exhibit 99.1
Employment Arrangements for Scott A. Cottrill
Set forth below is a summary of the current employment arrangements for Scott A. Cottrill in his capacity as Vice President and Controller of Goodrich Corporation (the “Company”).
Mr. Cottrill is an at-will employee whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors, subject only to the terms of the management continuity agreement referenced below
Base Salary. Effective November 1, 2005, Mr. Cottrill’s annual base salary is $220,000.
Annual and Long-Term Incentive Plans. Mr. Cottrill is eligible to:
•	Receive an annual cash incentive award pursuant to the Management Incentive Program (filed as Exhibit 10(U) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “Form 10-K”)).

•	Participate in the Company’s long-term incentive program, which currently involves the award of restricted stock units, stock options and performance units pursuant to the Company’s 2001 Equity Compensation Plan (filed as Appendix B to the Company’s 2005 proxy statement dated March 7, 2005).
Benefit Plans and Other Arrangements. Mr. Cottrill is eligible to:
•	Participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, qualified 401(k) and pension plans and a severance plan.

•	Participate in non-qualified 401(k) and pension plans (filed as Exhibits 10(Y) and 10(Z) to the Form 10-K).

•	Receive certain perquisites offered by the Company, including an automobile allowance, automobile insurance, financial counseling and tax preparation, club membership, annual physical examination and long-distance telephone service. Mr. Cottrill is also eligible to receive a tax gross-up on certain of the above amounts.
Management Continuity Agreement. The Company and Mr. Cottrill are parties to a management continuity agreement (the form of which is filed as Exhibit 10(BB) to the Form 10-K), which provides for a two-year period of employment commencing upon a change in control of the Company (as defined in the agreement) in the same position and with the same responsibilities and authorities that Mr. Cottrill possesses immediately prior to a change in control and generally with the same benefits and level of compensation, including average annual increases. If the Company or its successor terminates his employment during that two-year period for reasons other than “cause” or he voluntarily terminates his employment for a “good reason” (in each case as defined in the agreement), Mr. Cottrill would be entitled to the equivalent of two years of additional compensation and benefits (including excise tax gross-up) calculated in accordance with the agreement.